                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement               [ ]  Confidential, for use of the
                                              Commission only (as permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                         UNITED THERAPEUTICS CORPORATION
                (Name of Registrant as Specified In Its Charter)



Payment of filing fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                           [United Therapeutics Logo]

                               1110 SPRING STREET
                            SILVER SPRING, MD 20910

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 26, 2002

     NOTICE IS HEREBY GIVEN that the 2002 annual meeting of stockholders of United Therapeutics Corporation, a Delaware corporation, will be held at the Hilton Melbourne Beach Oceanfront, 3003 North Highway A1A, Indialantic, Florida 32903, on Wednesday, June 26, 2002, at 9:00 a.m. Eastern Time, for the following purposes:

     1. To elect Class III directors; and

     2. To transact such other business as may properly come before the meeting and all adjournments thereof.

     The Board of Directors has fixed April 29, 2002 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and all adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at United Therapeutics' principal executive offices not less than ten days prior to the annual meeting and at the annual meeting.

                                          By the order of the Board of
                                          Directors,

                                          [Paul A. Mahon Signature]
                                          Paul A. Mahon
                                          Corporate Secretary and General
                                          Counsel
May 6, 2002
Silver Spring, Maryland

     EVEN IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                        UNITED THERAPEUTICS CORPORATION
                               1110 SPRING STREET
                            SILVER SPRING, MD 20910

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 26, 2002

     This proxy statement is solicited on behalf of the Board of Directors in connection with the annual meeting of stockholders to be held on Wednesday, June 26, 2002 at 9:00 a.m. Eastern Time, at the Hilton Melbourne Beach Oceanfront, 3003 North Highway A1A, Indialantic, Florida 32903, and all adjournments thereof. This proxy statement along with the accompanying proxy card is being mailed to stockholders commencing on or about May 6, 2002.

PROXY PROCEDURE

     If the enclosed proxy card is properly executed and returned prior to the meeting, the shares represented by the proxy card will be voted in accordance with the stockholder's directions or, if no directions are indicated, the shares will be voted in accordance with the recommendation of the Board of Directors as specified in this proxy statement. If the enclosed proxy is executed and returned to United Therapeutics, it nevertheless may be revoked at any time before it is exercised by (i) written notice to the Corporate Secretary of United Therapeutics at the company's principal executive offices at 1110 Spring Street, Silver Spring, Maryland 20910, (ii) by properly submitting to the Corporate Secretary at the company's principal executive offices a duly executed proxy bearing a later date, or (iii) by attending the meeting and voting in person.

PROXY SOLICITATION

     All costs of solicitation of proxies will be borne by United Therapeutics. In addition to the solicitation of proxies by use of the mails, United Therapeutics may utilize the services of the officers and regular employees of United Therapeutics (who will receive no compensation therefore in addition to their regular salaries) to solicit proxies personally and by telephone. United Therapeutics will request banks, brokers, custodians, nominees and fiduciaries to forward copies of the proxy solicitation materials to beneficial owners and to request authority for the execution of proxies. United Therapeutics will reimburse such persons or entities for their expenses in doing so.

VOTING AT MEETING

     Only holders of record of the common stock of United Therapeutics at the close of business on April 29, 2002 are entitled to notice of, and to vote either in person or by proxy, at the annual meeting. At the close of business on April 29, 2002, there were 20,225,220 shares of common stock outstanding. Each share of common stock held as of the record date is entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

     A majority of the outstanding shares of common stock on the record date, present in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock represented by proxies that are marked "without authority" with respect to the election of any one or more nominees for election as directors, or that abstain from voting, will be counted for the purpose of determining whether there is a quorum for the transaction of business at the annual meeting. Broker non-votes will be treated as not represented at the annual meeting as to any matter for which a non-vote is indicated on the broker's proxy.

     The affirmative vote of a plurality of the shares present in person or represented by proxy at the annual meeting is required to elect directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the annual meeting. Consequently, any shares represented at the annual meeting but not voted for any reason have no impact on the election of directors.

                             ELECTION OF DIRECTORS

     United Therapeutics' Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall consist of not less than five and not more than twenty directors, the exact number to be determined from time to time by resolution of the Board of Directors. By resolution, the Board of Directors has currently set the number of directors at seven. The Amended and Restated Certificate of Incorporation also provides for a classified Board of Directors divided into three classes whose terms expire at different times. At the annual meeting, two Class III directors will be elected to the Board of Directors. Each Class III director will be elected to serve a term of three years expiring in 2005.

     The Board of Directors has no reason to doubt the availability of its nominees, and each nominee has indicated a willingness to serve if elected. If any nominee declines or is unable to serve for any reason, it is intended that, at the discretion of the Board of Directors, the Board of Directors will appoint a replacement director or the size of the Board will be reduced. Stockholders voting at the annual meeting may not vote for more than the number of nominees listed in this proxy statement.

     The persons named on the enclosed proxy card intend to vote such proxy for the election of the two nominees named below as Class III directors of United Therapeutics, unless the stockholder indicates on the proxy card that the vote should be withheld or contrary directions are indicated. If the proxy card is signed and returned without any direction given, shares of stock represented by the proxy will be voted FOR the election of the two nominees named on the proxy card. Neither nominee for election has yet served on the Board of Directors.

             INFORMATION REGARDING NOMINEES FOR CLASS III DIRECTORS
                    TO BE ELECTED FOR TERMS EXPIRING IN 2005

     Raymond Dwek, F.R.S. (age 60) currently serves as Director of the Glycobiology Institute, Professor of Glycobiology, and Chairman of the Department of Biochemistry at the University of Oxford. Professor Dwek is the scientific founder of Oxford GlycoSciences PLC, which is publicly traded on the London Stock Exchange and currently serves as a member of its Board of Directors. Professor Dwek is a co-discoverer of United Therapeutics' flavovirus entry inhibitor platform.

     Roger Jeffs, Ph.D. (age 40) joined United Therapeutics in September of 1998 as Director of Research, Development and Medical. Dr. Jeffs was promoted to Vice President of Research, Development and Medical in July 2000 and to President and Chief Operating Officer in January 2001. Prior to 1998, Dr. Jeffs worked at Amgen, Inc. as Manager of Clinical Affairs and Associate Director of Clinical Research from 1995 to 1998. Prior to Amgen, Dr. Jeffs worked in the clinical research group of Burroughs Welcome Co, and as a technical expert with the Washington D.C. patent law firm, Cushman, Darby and Cushman.

               INFORMATION REGARDING CONTINUING CLASS I DIRECTORS
                            (TERMS EXPIRING IN 2003)

     Raymond Kurzweil (age 54) was appointed by the Board of Directors of United Therapeutics to serve as a Class I director effective January 3, 2002 to fill a vacancy. Mr. Kurzweil is an inventor, entrepreneur, and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT-Lemelson Prize, ten honorary doctorates, and honors from three U.S. Presidents. Mr. Kurzweil was selected as a 2002 inductee into the National Inventors Hall of Fame. Mr. Kurzweil has served as the Chief Executive Officer of Medical Learning Company, a joint venture with the American Board of Family Practice that provides professional quality instructional material to physicians, since 1998. He also serves as a member of the board of directors of Inforte Corp., a publicly traded technology consulting company.

     Martine A. Rothblatt, Ph.D., J.D., M.B.A. (age 47) started United Therapeutics in 1996 and has served as Chairman and Chief Executive Officer since its inception. Dr. Rothblatt previously launched and ran several satellite communications companies. Dr. Rothblatt is also Chairman of the Law and Medicine Committee of the International Bar Association and President of the William Harvey Medical Research Foundation.

              INFORMATION REGARDING CONTINUING CLASS II DIRECTORS
                             (TERMS EXPIRE IN 2004)

     Ricardo Balda, M.S. (age 60) was appointed as the Chief Executive Officer of Medicomp, Inc. upon its acquisition by Unither Telemedicine Services Corp., a wholly owned subsidiary of United Therapeutics, in December 2000 and appointed to the Board of Directors in December 2000. In 1983, Mr. Balda founded Medicomp and served as its Chairman and President until the acquisition. In 1998, Mr. Balda founded Telemedical Procedures, LLC, which was also acquired by Unither Telemedicine Services Corp. in December 2000. Mr. Balda currently serves on the Board of Advisors of the Florida Institute of Technology. Prior to founding Medicomp and Telemedical Procedures, Mr. Balda served as General Manager of the Diagnostic Cardiology Division of Hewlett Packard and was the Chief Operating Officer of Marquette Electronics.

     Henry Beecher Hicks, III, M.B.A. (age 34) is a principal at Katalyst L.L.C., a venture capital, operational and merchant banking firm. Prior to joining Katalyst L.L.C., Mr. Hicks served Bank of America from 1995 through 2000 as Vice President of the Catalyst Equity Fund and as Vice President with Banc of America Securities LLC. From 1993 to 1995, Mr. Hicks served as Senior Associate with PricewaterhouseCoopers LLP in the firm's mergers & acquisitions practice. In 1998, Mr. Hicks was appointed by President Clinton to serve as a White House Fellow. Mr. Hicks has served on the United Therapeutics Board of Directors since May 2000.

     Michael C. Miles, M.B.A. (age 46) co-founded McManus & Miles, an investment banking firm specializing in financial advisory and private placement services, in 1989 and served as managing director and board member from 1989 until December 2000 when he retired from the firm. Prior to co-founding McManus & Miles and since 1982, Mr. Miles served at The First Boston Corporation where he specialized in merger and project related financings. Mr. Miles has served on the United Therapeutics Board of Directors since May 2000.

     There are no family relationships between or among any director, director nominee and executive officer of United Therapeutics.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF BOTH OF THE ABOVE-NAMED NOMINEES AS CLASS III DIRECTORS OF UNITED THERAPEUTICS.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of United Therapeutics' common stock as of March 30, 2002 by each person who United Therapeutics knows owns more than 5% of its common stock, each of the company's directors, each of its named executive officers, and all of its directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is the company's address. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes ownership of those shares over which the person has voting or investment power. Beneficial ownership also includes ownership of shares of stock subject to rights, options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. Percentage of beneficial ownership is based on 21,283,792 shares of common stock outstanding. Unless otherwise indicated, to the knowledge of United Therapeutics, all persons listed have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

                                                               NUMBER OF SHARES
                                                               OF COMMON STOCK       PERCENTAGE OF
                            NAME                              BENEFICIALLY OWNED   OUTSTANDING SHARES
                            ----                              ------------------   ------------------
Noah A. Samara, J.D., M.B.D.(1).............................      2,209,574               10.4%
Martine A. Rothblatt, Ph.D., J.D., M.B.A. (2)...............      1,804,842                8.5%
AXA Financial, Inc. (3).....................................      1,361,780                6.4%
  New York, NY 10104
  1290 Avenue of the Americas
S.A.C. Capital Advisors LLC (4).............................      1,317,900                6.2%
  777 Long Ridge, Building A
  Stamford, CT 06902-1200
Capital Research & Management Company (4)...................      1,305,000                6.1%
  333 South Hope Street, 55th floor
  Los Angeles, CA 90071-1447
Quaker Capital Management Corporation (4)...................      1,040,000                4.9%
  Arrott Building, 401 Wood Street Suite 1300
  Pittsburgh, PA 15222-1824
Shelmer Blackburn, Jr. (5)..................................        434,756                2.0%
Roger Jeffs, Ph.D. (6)......................................        124,894                  *
Paul Mahon, J.D. (7)........................................         45,099                  *
Fred T. Hadeed, C.P.A. (8)..................................         42,274                  *
David Walsh, Ph.D. (9)......................................         35,977                  *
David A. Gooray (10)........................................         30,695                  *
Barry B. Kanarek, M.D., Ph.D. (11)..........................         29,050                  *
Michael C. Miles, M.B.A. (12)...............................         21,700                  *
Darlene Walley, Ph.D. (13)..................................         20,400                  *
Ricardo Balda, M.S. (14)....................................         17,400                  *
Raymond Dwek, F.R.S. (15)...................................         13,334                  *
Raymond Kurzweil (16).......................................         11,000                  *
H. Beecher Hicks, M.B.A. (17)...............................          8,200                  *
All directors and executive officers as a group (12 persons)
  (18)......................................................      4,849,195               22.8%

---------------
  *  Represents less than one percent.

 (1) Beneficial ownership information obtained from Schedule 13G/A as filed with the Securities and Exchange Commission on February 14, 2002 by Noah Samara. Includes 4,000 shares of common stock issuable upon exercise of stock options.

 (2) Includes 16,660 shares held by Dr. Rothblatt's minor children and 371,731 shares of common stock held by her spouse. Also includes 654,932 shares of common stock issuable upon exercise of stock options held by Dr. Rothblatt and 1,468 shares of common stock issuable upon exercise of stock options held by her spouse. Dr. Rothblatt disclaims beneficial ownership of all shares and options held by her spouse and children.

 (3) Beneficial ownership information obtained from a Schedule 13G filed on February 11, 2002 by AXA Financial, Inc., AXA (which owns AXA Financial, Inc.), and AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (which as a group control AXA). As disclosed in the AXA Schedule 13G, AXA Financial, Inc. is filing in its capacity as a parent holding company with respect to the holdings of its subsidiaries, Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States.

 (4) Beneficial ownership information obtained from a Schedule 13G or 13G/A filed by the named beneficial holder in February 2002. This information is as of the Schedule 13G or 13G/A filing date.

 (5) Includes 72,740 shares of common stock issuable upon exercise of stock options.

 (6) Includes 109,398 shares of common stock issuable upon exercise of stock options.

 (7) Includes 33,099 shares of common stock issuable upon exercise of stock options.

 (8) Includes 41,274 shares of common stock issuable upon exercise of stock options.

 (9) Includes 32,977 shares of common stock issuable upon exercise of stock options.

(10) Includes 6,100 shares of common stock issuable upon exercise of stock options.

(11) Includes 28,050 shares of common stock issuable upon exercise of stock options.

(12) Includes 9,200 shares of common stock issuable upon exercise of stock options.

(13) Includes 20,400 shares of common stock issuable upon exercise of stock options.

(14) Includes 12,400 shares of common stock issuable upon exercise of stock options.

(15) Includes 13,334 shares of common stock issuable upon exercise of stock options.

(16) Includes 11,000 shares of common stock issuable upon exercise of stock options.

(17) Includes 8,200 shares of common stock issuable upon exercise of stock options.

(18) Includes 1,058,572 shares of common stock issuable upon exercise of stock options.

                         BOARD MEETINGS AND COMMITTEES;
                           COMPENSATION OF DIRECTORS

BOARD OF DIRECTORS

     The Board of Directors met eight times in 2001. The Board of Directors has a compensation committee, an audit committee and a nominating committee. Except for Dr. Gooray, each director attended at least seventy-five percent of all meetings of the Board of Directors and committees on which he or she served in 2001.

COMPENSATION COMMITTEE

     Members: David Gooray, M.D. and Michael C. Miles, M.B.A. (Chair)

     The Compensation Committee met seven times in 2001. The Compensation Committee is responsible for the overall design, approval and implementation of the executive compensation plans, policies and programs for officers and other key executives of United Therapeutics. The Compensation Committee responsibilities include: determining compensation levels, based on information about compensation levels of other companies, company performance, stockholder return and individual performance, for executive officers of United Therapeutics and administering United Therapeutics' equity incentive plan.

AUDIT COMMITTEE

     Members: H. Beecher Hicks, III, M.B.A. (Chair), Michael C. Miles, M.B.A.
              and David Gooray, M.D.

     The Audit Committee met five times during 2001. Each member of the Audit Committee is "independent" as defined in the Nasdaq listing standards. The Audit Committee responsibilities include: reviewing written disclosures and letters from United Therapeutics' independent auditors; evaluating the qualifications, performance and independence of the independent auditors; meeting with the independent auditors in advance of the annual audit to review the scope of the proposed annual audits and quarterly reviews; approving the compensation of the independent auditors; reviewing with independent auditors any matters required to be discussed pursuant to Statement of Auditing Standards No. 61; reviewing and discussing with management and independent auditors financial statements proposed to be included in United Therapeutics' Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and make recommendations regarding inclusion of financial statements in Annual Report on Form 10-K; and discussing annually with independent auditors the adequacy and effectiveness of United Therapeutics' internal controls and assessing progress management has made in addressing issues raised by independent auditors.

NOMINATING COMMITTEE

     Members: Martine A. Rothblatt, Ph.D., J.D., M.B.A. (Chair) and Raymond
              Kurzweil

     The Nominating Committee met one time in 2001 to consider and make recommendations to the full Board of Directors concerning the slate of director nominees for the 2002 annual meeting of stockholders. The Nominating Committee reviews and recommends candidates for the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. The procedure for nominating a director at the 2003 annual meeting of stockholders is described under "STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS" below.

DIRECTOR COMPENSATION

     Each director who is not also an employee of United Therapeutics receives a fee of $8,000 per year. Each non-employee director is also granted a non-qualified option to purchase 1,000 shares of United Therapeutics common stock for each meeting attended by the director. Such options are exercisable at a price equal to the closing price of the stock as reported on Nasdaq on the date of the meeting. United Therapeutics reimburses each member of its Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings.

                                   MANAGEMENT

     The following table sets forth certain summary information concerning the compensation awarded to or earned by United Therapeutics' Chief Executive Officer, the four most highly compensated executive officers who earned in excess of $100,000 in cash compensation during the year ended December 31, 2001 and the most highly compensated executive officer who earned in excess of $100,000 in cash compensation during the year ended December 31, 2001 but was no longer serving as an executive officer at December 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                          ANNUAL COMPENSATION           ------------
                                                   ----------------------------------    SECURITIES
                                                                         OTHER ANNUAL    UNDERLYING
   NAME AND PRINCIPAL POSITION IN 2001      YEAR    SALARY     BONUS     COMPENSATION    OPTIONS(#)
   -----------------------------------      ----   --------   --------   ------------   ------------
Martine A. Rothblatt......................  2001   $296,275   $ 12,641     $    --          7,200
  Chairman and Chief Executive Officer      2000    244,166    109,489          --        503,000
                                            1999    167,340     18,000          --         80,000
Roger Jeffs (1)...........................  2001    250,000      9,232                    130,000
  President and Chief Operating Officer     2000    181,127    154,010          --        124,400
Darlene Walley (2)........................  2001    205,374     14,260          --          4,800
  President and Chief Executive Officer,
  Unither Pharma, Inc.
Barry B. Kanarek (3)......................  2001    202,500      7,851          --
  Chief Medical Officer, President and      2000     80,208     87,498          --          4,000
     Chief Operating Officer, Unither
     Pharmaceuticals, Inc.
Shelmer D. Blackburn, Jr. (4).............  2001    200,000      8,176          --          4,000
  Vice President for Operations             2000    161,466     82,085          --          2,148
                                            1999    113,000     11,300          --         20,000

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                          ANNUAL COMPENSATION           ------------
                                                   ----------------------------------    SECURITIES
                                                                         OTHER ANNUAL    UNDERLYING
   NAME AND PRINCIPAL POSITION IN 2001      YEAR    SALARY     BONUS     COMPENSATION    OPTIONS(#)
   -----------------------------------      ----   --------   --------   ------------   ------------
Ricardo Balda (5).........................  2001   $192,308   $  7,046     $49,324          4,800
  Chief Executive Officer, Medicomp, Inc.,
     and Director

---------------
(1) Dr. Jeffs became an executive officer of United Therapeutics in July of 2000.

(2) Dr. Walley became an executive officer of United Therapeutics in January 2001 following the acquisition of Cooke Pharma, Inc. by United Therapeutics. Dr. Walley left United Therapeutics in December 2001.

(3) Dr. Kanarek became an executive officer of United Therapeutics in March
    2001.

(4) Mr. Blackburn left United Therapeutics in January 2002.

(5) Mr. Balda became an executive officer and director of United Therapeutics in January 2001 following the December 2000 acquisition of Medicomp, Inc. by United Therapeutics.

STOCK OPTION GRANTS AND EXERCISES

     The following tables show for the year ended December 31, 2001 certain information regarding options granted to, and held at year-end by, the named executive officers. Each of the options listed in the table below was granted pursuant to United Therapeutics' Amended and Restated Equity Incentive Plan. The percentages shown in the first table are based on an aggregate of 624,930 options granted to employees in 2001, including the named executive officers. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant.

                                         OPTION GRANTS IN LAST FISCAL YEAR
                                                 INDIVIDUAL GRANTS
                             ----------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                                   % OF TOTAL                                ASSUMED ANNUAL RATES OF
                                 NUMBER OF          OPTIONS                                 STOCK PRICE APPRECIATION
                                 SECURITIES        GRANTED TO    EXERCISE                        FOR OPTION TERM
                             UNDERLYING OPTIONS   EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------------
           NAME                  GRANTED(#)       FISCAL YEAR      SHARE        DATE           5%              10%
           ----              ------------------   ------------   ---------   ----------   -------------   -------------
Martine A. Rothblatt.......         6,000             0.96%       $11.31        4/11       $   42,677      $  108,151
                                    1,200             0.19          9.20       12/11            6,943          17,595
Roger Jeffs................         5,000             0.80         11.31        4/11           35,564          90,126
                                  125,000            20.00         14.12        1/11        1,110,392       2,813,952
Darlene Walley.............           800             0.13          9.20       12/11            4,629          11,730
                                    4,000             0.64         11.31        4/11           28,451          72,101
Barry B. Kanarek...........         4,000             0.64         11.31        4/11           28,451          72,101
Shelmer D. Blackburn,
  Jr.......................         4,000             0.64         11.31        4/11           28,451          72,101
Ricardo Balda..............           800             0.13          9.20       12/11            4,629          11,730
                                    4,000             0.64         11.31        4/11           28,451          72,101



     Amounts reported in the potential realizable value column above are hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option (10 years). The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent United Therapeutics' estimate or projection of the future common stock price.

     In the following table, the value of unexercised in-the-money options at December 31, 2001 is based on the closing bid price of $10.43, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

                         FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 2001(#)           DECEMBER 31, 2001($)
                                                ------------------------------   ---------------------------
                     NAME                       EXERCISABLE      UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                       -----------      -------------   -----------   -------------
Martine A. Rothblatt..........................    638,598           101,601        $   726       $    726
Roger Jeffs...................................     81,898           174,335         69,143        138,330
Darlene Walley................................     20,400                 0            484              0
Barry B. Kanarek..............................     26,050            19,000              0              0
Shelmer D. Blackburn, Jr......................     66,073            45,667         24,698              0
Ricardo Balda.................................     10,400            34,400            484            484

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

     In April 1999, United Therapeutics entered into an Executive Employment Agreement with Martine A. Rothblatt, its Chief Executive Officer. The employment agreement provides for an initial five-year term ending on December 31, 2004, and automatically renews for successive one-year periods after each year, unless either party terminates the agreement. The annual salary specified in the agreement was increased from $180,000 to $250,000 on February 1, 2000 in accordance with the terms of the agreement. Dr. Rothblatt is entitled to bonuses for each year of the initial term of the agreement in the form of stock options, in addition to other discretionary bonuses that may be awarded by the Board of Directors. As amended in December 2000, the agreement provides that Dr. Rothblatt will receive an option to purchase the number of shares of common stock equal to .06 percent of the increase in the company's market capitalization from its average in December each year (commencing December
2000). These options will be awarded pursuant to the Amended and Restated Equity Incentive Plan and will be fully exercisable on the date of grant. The options will have an exercise price equal to or exceeding the fair market value of a share of United Therapeutics' common stock on the date of grant. The options are exercisable over five years if Dr. Rothblatt is a 10% or greater stockholder on the date of grant, or 10 years otherwise. The maximum number of shares reserved for such grants is 7,939,517 and the maximum number that may be granted in any one calendar year may not exceed 500,000 shares in 2000, 701,353 shares in 2001, 681,434 shares in 2002, 2,757,832 shares in 2003 and 3,298,898 shares in 2004.

     If Dr. Rothblatt's employment is terminated due to her death or disability, the company will continue to pay to Dr. Rothblatt or her estate her current base salary through the end of the calendar year following such death or disability, and if her employment is terminated for disability, United Therapeutics will pay for continued benefits under its short-term and long-term disability insurance programs. If Dr. Rothblatt's employment is terminated by United Therapeutics other than for cause, or if Dr. Rothblatt terminates her employment for good reason, as these terms are defined in the agreement, including circumstances involving a change in control of United Therapeutics, she will be entitled to a lump sum cash payment equal to the sum of:
     - Her current base salary plus any bonus and incentive payments which have been earned through the date of termination;

     - The greater of her bonus and incentive payments for the prior year or the average of such payments for the prior two years, on a prorated basis for the year of termination;

     - Three times the sum of her highest annual base salary for the preceding 12 months and the greater of her previous year's bonus and incentive payment or the average of those payments for the previous two years; and

     - The difference between the fair market price and the exercise price of any non-vested options held by Dr. Rothblatt.

     In addition, Dr. Rothblatt will receive certain employee and retirement benefits. The agreement prohibits Dr. Rothblatt from engaging in activities competitive with the company for five years following termination of her employment.

     United Therapeutics has entered into employment agreements with each of Drs. Jeffs and Kanarek and Messrs. Balda and Blackburn. The term of Dr. Jeffs' agreement ends in June 2006, and provides for an annual base salary of at least $250,000. Dr. Jeff's agreement provides that if he is terminated as a result of a change in control of the company, then he shall generally be entitled to a lump sum payment for the base salary for his time remaining under the agreement and any unvested options would immediately become vested. The term of Dr. Kanarek's agreement ends on October 1, 2004 and provides for an annual base salary of at least $210,000. The term of Mr. Blackburn's agreement ends on August 1, 2003, and provides for an annual base salary of at least $100,000 but was terminated early in January 2002. The term of the Balda's agreement ends on January 2, 2006 and provides for an annual base salary of at least $200,000. Each of the agreements with Drs. Jeffs and Kanarek and Mr. Balda also provides for an automatic annual renewal unless either party terminates with notice, ranging from 30 to 90 days, to the other party. In addition, each of the agreements provides that if the employee is terminated by United Therapeutics other than for cause, or if the employee terminates the agreement for good reason, as those terms are defined in the agreements, the employee is entitled to his base salary through the full term of the agreement. Furthermore, each of these agreements prohibits Drs. Jeffs and Kanarek and Mr. Balda from accepting employment, consultancy or other business relationships with a competitor of United Therapeutics for twelve months following his last receipt of compensation from United Therapeutics.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is composed of independent, non-employee directors. The current members of the Compensation Committee are Mr. Miles and Dr. Gooray. The Committee has responsibility for developing and implementing United Therapeutics' compensation policy for senior management including the Chief Executive Officer. The goal of the Compensation Committee is to achieve fair compensation for the individuals and to enhance shareholder value by continuing to closely align the financial rewards of management with those of United Therapeutics' shareholders. United Therapeutics' stock incentive plans are also administered by the Compensation Committee.

CRITERIA FOR COMPENSATION LEVELS

     United Therapeutics seeks to attract and retain qualified and experienced executives and employees. The Committee attempts to create and administer a compensation program to achieve that goal consistently among executives and employees. In addition to base salary, compensation for United Therapeutics' executive officers may include performance bonuses and stock option awards. It is the intention of the Compensation Committee to use salary and cash bonuses as compensation for current and past performance, while using stock options to provide incentives for long-term performance.

     In establishing the level of compensation for each executive officer, the Compensation Committee considers many factors, including the executive officer's performance, contribution to the advancement of corporate objectives, impact on financial results, development of the management team, strategic accomplishments, and the competitiveness and fairness of the compensation. The amount of the base compensation, discretionary cash bonuses and long-term incentive compensation for each executive officer is determined by the Compensation Committee using the factors set forth above and, with respect to executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

     Dr. Rothblatt and all other executive officers receive base salary and salary increases in accordance with the terms of their employment agreements and such additional compensation as determined by the Compensation Committee using the factors set forth above.

     In addition, in 2001, Dr. Rothblatt and each of the other executive officers received a cash bonus in an amount equal to approximately 3% of his or her base salary and a stock option award based upon the achievement of certain performance goals by United Therapeutics in 2001.

COMPENSATION OF CEO

     In 2001, Dr. Rothblatt received salary of $296,275 and bonuses consisting of $12,641 in cash and 7,200 stock options.

                                          Members of the Compensation Committee

                                          Michael C. Miles (Chair)
                                          David Gooray

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee for fiscal year 2001 were David Gooray and Michael Miles. Neither of the Compensation Committee members has served as an officer or employee of United Therapeutics or its subsidiaries.

                         REPORT OF THE AUDIT COMMITTEE

     United Therapeutics' Audit Committee is comprised of three independent directors. The Audit Committee operates under a written charter that was adopted by United Therapeutics' Board of Directors.

     The Audit Committee has met and held discussions with management and KPMG LLP, the independent auditors. The Audit Committee has reviewed and discussed United Therapeutics' 2001 consolidated financial statements with company management and KPMG LLP. The Audit Committee has discussed with KPMG matters that are required to be discussed by generally accepted auditing standards, including those standards set forth in Statement on Auditing Standards No. 61.

     KPMG LLP also provided to the Audit Committee the written disclosures regarding its independence required by Independence Standards Board Standard No.
1. The Audit Committee has reviewed and discussed auditor independence with KPMG LLP.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2001 be included in United Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission and that KPMG LLP be reappointed as United Therapeutics' auditors for 2002.

                                          Members of the Audit Committee

                                          H. Beecher Hicks, III (Chair)
                                          Michael C. Miles
                                          David Gooray

                            STOCK PRICE PERFORMANCE

     The graph below compares cumulative total stockholder return with the cumulative returns (assuming reinvestment of dividends) of the Nasdaq US Stock Market Index, the Nasdaq Pharmaceutical Stocks Index, the Standard & Poor's Midcap 400 Index and the Standard & Poor's Biotechnology Index. United Therapeutics is transitioning from a comparison to the Standard & Poor's Midcap 400 Index and the Standard & Poor's Biotechnology Index to the Nasdaq US Stock Market Index and the Nasdaq Pharmaceutical Stocks Index as United Therapeutics is a Nasdaq traded company and the majority of its peer biotechnology companies are also Nasdaq traded companies. Hence, the Nasdaq indices are a more representative comparison of United Therapeutics' total stockholder return. The information on the graph covers the period from June 17, 1999 (the date United Therapeutics' common stock began trading pursuant to the company's initial public offering) through December 31, 2001. The stock price information shown on the graph below is not necessarily indicative of future stock price performance.

              COMPARISON OF THE 30 MONTH CUMULATIVE TOTAL RETURN*
       AMONG UNITED THERAPEUTICS CORPORATION, THE NASDAQ US STOCK MARKET
        INDEX, THE NASDAQ PHARMACEUTICAL STOCKS INDEX, STANDARD & POOR'S
         MIDCAP 400 INDEX AND THE STANDARD & POOR'S BIOTECHNOLOGY INDEX

                                     UNITED                                  NASDAQ
                                  THERAPEUTICS       NASDAQ US STOCK     PHARMACEUTICAL                                S&P
                                   CORPORATION        MARKET INDEX        STOCKS INDEX       S&P MIDCAP 400       BIOTECHNOLOGY
                                  ------------       ---------------     --------------      --------------       -------------
6/17/99                             $100.00             $100.00             $100.00             $100.00             $100.00
12/31/99                            $377.42             $160.39             $176.53             $113.09             $189.92
12/31/00                            $121.02             $ 96.47             $220.20             $132.89             $180.84
12/31/01                            $ 85.41             $ 76.55             $187.66             $122.92             $174.10

------------------
* Assumes that $100.00 was invested on 6/17/99 in United Therapeutics' common stock or in the indices (including reinvestment of dividends). United Therapeutics fiscal year ends on December 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 2002, United Therapeutics agreed to loan $1.3 million to Dr. Roger Jeffs to purchase his primary residence. The loan will be repaid at the end of five years or earlier, in part or in full, if Dr. Jeffs obtains a mortgage on the property, exercises and sells any United Therapeutics stock options, sells any United Therapeutics stock, or sells the property. Interest of 6.5 percent per year will accrue on the note. The loan is secured by the property and the United Therapeutics stock that Dr. Jeffs owns. The Audit and Compensation

Committees of the Board of Directors, as well as the full Board of Directors, approved this transaction without the participation of Dr. Jeffs.

     In 2001, United Therapeutics entered into a marketing agreement with a company owned by Raymond Kurzweil who was appointed as a Director of United Therapeutics effective January 3, 2002. Pursuant to this agreement, United Therapeutics will pay approximately $30,000 annually. United Therapeutics also entered into an agreement in 2001 with Mr. Kurzweil to provide strategic consulting services in the field of telemedicine. Pursuant to this agreement, United Therapeutics will pay approximately $10,000 annually.

     In 2000, United Therapeutics entered into a research agreement with University of Oxford and an agreement for consulting services with Oxford University Consulting with respect to the development of United Therapeutics' iminosugar platform. United Therapeutics paid approximately $537,000 during the year ended December 31, 2001 under these agreements. Under the research agreement, United Therapeutics is required to pay the University of Oxford a royalty equal to 1.5% percent of net sales of products arising from the research, less certain offsets. Professor Raymond Dwek, who has been nominated by United Therapeutics to serve as a Class III director for shareholder approval at the 2002 annual meeting of stockholders, also serves as Chairman of the Department of Biochemistry at the University of Oxford, CEO of Oxford University Consulting, and is a co-discoverer of United Therapeutics' iminosugar drug platform and a co-principal investigator under the research agreement with University of Oxford.

     Dr. Rothblatt, Chairman and Chief Executive Officer, Paul A. Mahon, Senior Vice President, General Counsel and Corporate Secretary, and Andrew J. Fisher, Vice President, Investor Relations & Deputy General Counsel, are principals of the law firm Mahon Patusky Rothblatt & Fisher, Chartered, which United Therapeutics has retained in the past. In June 2001, Messrs. Mahon and Fisher joined United Therapeutics as full time employees and the arrangement with the law firm for professional services was terminated. United Therapeutics paid the law firm approximately $318,000 during the year ended December 31, 2001. Dr. Rothblatt has not received any compensation from the law firm.

     Unither Pharma, Inc., a subsidiary of United Therapeutics, entered into a lease for office space with Beacon Projects in December 2001. Dr. Rothblatt is the President and owner of Beacon Projects. The lease will expire in December 2003 and requires payments to Beacon Projects of $6,000 per month (increasing to $6,600 per month for 2003). The Audit Committee of the Board of Directors approved this transaction based on an independent appraisal without the participation of Dr. Rothblatt. United Therapeutics believes that the terms of these transactions were at least as favorable as terms it could have obtained in arm's length transactions with an independent third party.

     Unither Telemedicine Services Corporation, a subsidiary of United Therapeutics, also entered into a lease for office space with Beacon Projects in March 1999 that was terminated in June 2001. Payments under the lease totaled approximately $44,000 for 2001. The Board of Directors approved this transaction based on an independent appraisal without the participation of Dr. Rothblatt.

     In 1998, United Therapeutics entered into a cooperative drug discovery agreement with William Harvey Research Limited. United Therapeutics paid approximately $205,000 during 2001 under this agreement. Under the agreement, United Therapeutics is required to pay William Harvey a royalty equal to 10% of net sales and license fees that the company earns from discoveries of William Harvey. Dr. Rothblatt is president of William Harvey Medical Research Foundation, an affiliate of William Harvey Research Limited.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires United Therapeutics' directors and executive officers and persons who own beneficially more than ten percent of any class of equity securities of the company to file with the Securities and Exchange Commission initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by Securities and Exchange Commission regulation to furnish United Therapeutics with copies of all Section 16(a) forms they file.

     To United Therapeutics' knowledge, based solely on review of the copies of such reports furnished to the company, during the fiscal year ended December 31, 2001, the company's directors, executive officers and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, except that (i) Drs. Kanarek, Walley and Walsh and Messrs. Balda and Kurzweil each filed a late Form 3; (ii) Dr. Gooray and Mr. Samara each filed a late Form 5 with respect to four stock option grants exempt from Rule 16b-3 each received as a director for in-person attendance at Board and Board Committee meetings; (iii) Messrs. Hicks and Miles each filed a late Form 5 with respect to seven stock option grants exempt under Rule 16b-3 each received as a director for in-person attendance at Board and Board Committee meetings; (iv) Dr. Kanarek filed a late Form 5 with respect to one stock option grant under Rule 16b-3 he received; (v) Mr. Balda and Dr. Walsh each filed a late Form 5 with respect to two stock option grants exempt under Rule 16b-3 each received; (vi) Drs. Jeffs and Rothblatt and Mr. Hadeed each filed a late Form 5 with respect to three stock option grants exempt under Rule 16b-3 each received; and (vii) Mr. Mahon filed a late Form 5 with respect to seven stock option grants exempt under Rule 16b-3 he received.

                              INDEPENDENT AUDITORS

     United Therapeutics is presently utilizing the services of KPMG LLP, which has been the company's independent auditors since 1997 and will serve as the company's independent auditors for the fiscal year ended December 31, 2002. Representatives of KPMG LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                           INDEPENDENT AUDITORS' FEES

     For fiscal 2001 services, United Therapeutics paid KPMG LLP the following fees:

     - Audit Fees: $115,000 for services rendered for the review of United Therapeutics' quarterly financial statements and audit of United Therapeutics' annual financial statements for fiscal 2001.

     - Financial Information Systems Design and Implementation Fees: There were no services rendered related to information systems.

     - All Other Fees: $62,000 for the audit of a subsidiary and tax compliance services.

     United Therapeutics' Audit Committee has considered and determined that the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP's independence.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Stockholder proposals intended for inclusion in United Therapeutics' proxy statement and form of proxy for the 2003 annual stockholders meeting must be received by United Therapeutics no later than January 7, 2003. Upon receipt of any stockholder's proposal, United Therapeutics will determine whether to include the proposal in the proxy statement and form of proxy in accordance with the regulations governing solicitation of proxies.

     In order for a stockholder to nominate a director for election at the 2003 annual stockholders meeting, the company's Amended and Restated Bylaws require that the stockholder give timely notice of the nomination to the company in advance of the meeting. Such notice must be given not less than 90 days nor more than 120 days prior to the anniversary date of the 2002 annual meeting of stockholders.

     In order for a stockholder to bring other business before the 2003 annual stockholders meeting, timely notice must be given to United Therapeutics in advance of the meeting. Such notice must be given no less than 90 nor more than 120 days prior to the anniversary date of the 2002 meeting, and must include a description of the proposed business, the reason for conducting the proposed business at the meeting and other matters as specified in United Therapeutics' Amended and Restated Bylaws. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in United Therapeutics' proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by proxies designated by the company.

     All notices of proposals must be given to United Therapeutics' Corporate Secretary, Paul A. Mahon, Esq., whose address is United Therapeutics Corporation, 1110 Spring Street, Silver Spring, Maryland 20910.

     The company will furnish a copy of United Therapeutics' Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws to any stockholder without charge upon written request to the Corporate Secretary by the stockholder.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be presented for consideration at the annual meeting. If any other matter properly comes before the meeting, the persons named in the accompanying proxy intend to vote on such matters in accordance with their judgment.

May 6, 2002

                       UNITED THERAPEUTICS CORPORATION
     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2002




      The undersigned hereby names, constitutes and appoints Martine A. Rothblatt and Paul A. Mahon, and each of them, with full powers of substitution to act as true and lawful attorneys and proxies for the undersigned, and in the place and stead of the undersigned to attend the Annual Meeting of the Stockholders of United Therapeutics Corporation to be held on Wednesday, June 26, 2002 at 9:00 a.m. Eastern Time, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on April 29, 2002, with all the powers that the undersigned would possess if he or she were personally present.




                PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY
                        IN THE ENCLOSED REPLY ENVELOPE




               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

1. Election of Directors         FOR            WITHHOLD       Nominees:                           2. The transaction of such other
(Instructions: To            all nominees       AUTHORITY                                          business as may properly come
withhold authority to     listed, except as  to vote for all   Class III   Raymond Dwek, F.R.S.    before the meeting and any and
vote for any individual      marked to the   nominees listed               Roger Jeffs, Ph.D.      all adjournments thereof.
nominees, strike a line        contrary
through the nominee's
name.)

                                 [ ]               [ ]         THE BOARD OF DIRECTORS
                                                               UNANIMOUSLY RECOMMENDS
                                                               A VOTE FOR EACH OF THE
                                                               NOMINEES NAMED ABOVE.

                                                                                                   IF NO SPECIFIC DIRECTION IS
                                                                                                   GIVEN AS TO EITHER OF THE ABOVE
Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment    ITEMS, THIS PROXY WILL BE VOTED
thereof and after notification to United Therapeutics at the Annual Meeting of the stockholder's   FOR EACH OF THE NOMINEES NAMED
decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed     IN PROPOSAL 1. IF ANY OTHER
terminated and of no further force and effect.                                                     BUSINESS IS PRESENTED AT SUCH
                                                                                                   MEETING, THIS PROXY WILL BE
                                                                                                   VOTED BY THE BOARD OF DIRECTORS
                                                                                                   IN ITS JUDGEMENT. AT PRESENT
                                                                                                   TIME, THE BOARD OF DIRECTORS
                                                                                                   KNOWS OF NO OTHER BUSINESS
                                                                                                   TO BE PRESENTED AT THE
                                                                                                   ANNUAL MEETING. THIS PROXY ALSO
                                                                                                   CONFERS DISCRETIONARY AUTHORITY
                                                                                                   ON THE BOARD OF DIRECTORS TO
                                                                                                   VOTE WITH RESPECT TO THE
                                                                                                   ELECTION OF ANY PERSON AS
                                                                                                   DIRECTOR WHERE THE NOMINEES ARE
                                                                                                   UNABLE TO SERVE OR FOR GOOD
                                                                                                   CAUSE WILL NOT SERVE AND
                                                                                                   MATTERS INCIDENT TO THE CONDUCT
                                                                                                   OF THE ANNUAL MEETING.


The undersigned acknowledges receipt from United Therapeutics prior to the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement and the 2001 Annual
Report to Shareholders.






DATED____________  SHAREHOLDER (print name)______________________________                       I do [ ] do not [ ] plan to attend
                   SHAREHOLDER (sign name) ______________________________                       the meeting. (Please check one.)





NOTE: Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.


THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNITED THERAPEUTICS CORPORATION. IF NO SPECIFIC DIRECTION IS GIVEN AS TO EITHER OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES IN THEIR BEST JUDGEMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.



        Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment and after notification to United Therapeutics at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said proxies shall be deemed terminated and of no further force and effect.

        The undersigned acknowledges receipt from United Therapeutics prior to the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement and the 2001 Annual Report to Shareholders.